As filed with the Securities and Exchange Commission on February 22, 2011

Registration Nos. 333-155487

333-126282

333-126279

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933

RES-CARE, INC.

(Exact name of registrant as specified in its charter)

Kentucky	61-0875371
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

9901 Linn Station Road Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

Res-Care, Inc. 2005 Omnibus Incentive Compensation Plan

Res-Care, Inc. Retirement Savings Plan

Res-Care, Inc. Retirement Savings Plan for Puerto Rico Employees

(Full title of the plans)

David W. Miles

Executive Vice President and Chief Financial Officer

Res-Care, Inc.

9901 Linn Station Road

Louisville, Kentucky 40223

Telephone: (502) 394-2100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alan K. MacDonald

Frost Brown Todd LLC

400 W. Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Telephone: (502) 589-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting Company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment, filed by Res-Care, Inc. (the “Company”), deregisters all shares of common stock, without par value, of the Company that had been registered for issuance under the following Registration Statements on Form S-8 (together, the “Registration Statements”) that remain unsold upon the termination of the offerings covered by each of the Registration Statements:

•                                          File No. 333-155487, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on November 19, 2008;

•                                          File No. 333-126282, which was filed with the SEC and became effective on June 30, 2005; and

•                                          File No. 333-126279, which was filed with the SEC and became effective on June 30, 2005.

The Registration Statements related to shares of the Company’s common stock reserved for issuance under the Company’s 2005 Omnibus Incentive Compensation Plan, Retirement Savings Plan, and Retirement Savings Plan for Puerto Rico Employees.

On December 22, 2010, Onex Partners III LP and its affiliates successfully completed the acquisition of all of the capital stock of the Company pursuant to an Agreement and Plan of Share Exchange, dated September 6, 2010, between the Company and an affiliate of Onex Partners III LP.  In connection with the acquisition, the Company has terminated all offerings of its securities pursuant to the Registration Statements.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky, on February 22, 2011.

RES-CARE, INC.

By:	/s/ David W. Miles
David W. Wiles
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and	February 22, 2011
Ralph G. Gronefeld, Jr.	Director (Principal Executive Officer)

/s/ DAVID W. MILES	Chief Financial Officer	February 22, 2011
David W. Miles	(Principal Accounting and Financial Officer)

*	Director	February 22, 2011
David Braddock

*	Director	February 22, 2011
Robert E. Hallagan

*	Director	February 22, 2011
Olivia F. Kirtley

*	Director	February 22, 2011
Robert M. Le Blanc

*	Director	February 22, 2011
Steven S. Reed

	Director	February , 2011
William E. Brock

*	Director	February 22, 2011
James H. Bloem

* This Post-Effective Amendment to the Registration Statements has been signed by the undersigned as attorney-in-fact on behalf of each person so indicated pursuant to powers of attorney previously filed with the Securities and Exchange Commission.

By:	/s/ David W. Miles
David W. Miles
Attorney-in-fact
February 22, 2011